Exhibit 10.15

ENTORIAN TECHNOLOGIES INC.

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made as of March 10, 2010, by and among ENTORIAN TECHNOLOGIES INC., a Delaware corporation (the “Company”), and the Investors listed on Exhibit A hereto.

WHEREAS, the Investors beneficially own an aggregate of 3,040,166 shares of Common Stock of the Company (“Common Stock”);

WHEREAS the Company intends to delist its Common Stock from the NASDAQ Global Market and deregister under the Securities Exchange Act of 1934 (the “Exchange Act”) (the “Proposal”);

WHEREAS, following implementation of the Proposal, the Company will not be subject to the restrictions of Section 203 of the Delaware General Corporation Law (“Section 203”) or the periodic reporting requirements imposed by the Exchange Act and the rules and regulations promulgated thereunder;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors agree as follows:

1. Definitions.

1.1 “Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “AV Sale” shall mean a Transfer of Shares from an Investor to an AV Transferee.

1.3 “AV Transferee” shall mean a Person who, as a result of an acquisition of shares of Common Stock from an Investor or an AV Transferee, would become an “interested stockholder,” as such term is defined in Section 203.

1.4 “Business Day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.5 “Company Notice” shall mean written notice from the Company notifying the Investor that the Company intends to purchase all or a portion of the Shares identified in the Proposed Transfer Notice on terms substantially similar to those described therein.

1.6 “Investors” initially means the Persons named in Exhibit A hereto, the Affiliates (other than the Company) of each of them, and any one of them, as the context may require.

1.7 “Person” shall mean a natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, bank, trust company, and trust, business trust or other organization, whether or not a legal entity, or a government or agency or any political subdivision thereof.

1.8 “Proposed Transfer” shall mean any Transfer proposed by any Stockholder to any Investor.

1.9 “Proposed Transfer Notice” shall mean written notice from an Investor setting forth the terms and conditions (including price and form of consideration) of a Proposed Transfer and the identity of the Selling Stockholder and notifying the Company that such Investor intends to consummate the Proposed Transfer.

1.10 “Selling Stockholder” shall mean a Stockholder proposing to Transfer Shares to an Investor.

1.11 “Stockholder” shall mean each holder of Shares.

1.12 “Shares” shall mean shares of capital stock of the Company.

1.13 “Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Shares.

2. Right of First Refusal.

2.1 During the period beginning on the date of this Agreement and ending on the second anniversary hereof, each Investor hereby agrees that if any Stockholder offers to Transfer its shares to an Investor, without originally having been solicited to do so by the Investor, the Investor shall provide the Company with a Proposed Transfer Notice within three (3) Business Days of the receipt of such proposal.

2.2 No Investor shall consummate any Proposed Transfer described in subsection 2.1 above unless the Investor has provided the Company with a Proposed Transfer Notice and either (i) the Company notifies the Investor that it will not issue a Company Notice with respect to the Proposed Transfer or (ii) ten (10) Business Days have elapsed following the Company’s receipt of the Proposed Transfer Notice and the Company has not issued a Company Notice and offered to purchase the Shares identified in the Proposed Transfer Notice on the terms set forth in the Company Notice, in which case the Investor may consummate the Proposed Transfer on the terms set forth in the Proposed Transfer Notice within the next twenty (20) Business Days following such notification or lapse of time.

2.3 No Investor shall consummate any Proposed Transfer described in subsection 2.1 other than as permitted by this Section 2; nevertheless, if such a Proposed Transfer is consummated in violation of this Agreement, the Company shall have the option to acquire such Shares from the Investor on terms equivalent to those provided in the Proposed Transfer; provided, however, that such option shall not displace any other remedies available to the Company in law or equity.

3. Section 203 Agreement.

3.1 The Investors shall not consummate an AV Sale unless the AV Transferee agrees, by executing and delivering an additional counterpart signature page to this Agreement (the “Joinder”), that, during the three-year period following the AV Sale (provided that during such period the AV Transferee remains an “interested stockholder”), the AV Transferee and its Affiliates will not engage in any business combination with the Company, unless (a) upon consummation of the AV Sale, the AV Transferee owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the AV Transferee) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (b) such business combination receives the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company which is not owned by the AV Transferee and its Affiliates. Terms used in this Agreement and defined in Section 203 shall have the meaning set forth in Section 203, as appropriate.

3.2 By executing the Joinder, the AV Transferee shall agree to be an “Investor” for purposes of this Section 3.

3.3 Any AV Sale not made in compliance with the requirements of this Section 3 shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

3.4 For the avoidance of doubt, notwithstanding anything to contrary, nothing in this Section 3 or otherwise shall prohibit any of those Investors who have not received their shares in an AV Sale occurring after the date of this Agreement from engaging in a business combination with the Company that does not involve a business combination with an AV Transferee.

4. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance).

5. Transfer Limitations.

5.1 Each certificate representing Shares now or hereafter owned by an Investor shall be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF SUCH SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT BY AND BETWEEN THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

5.2 The Investors agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.1 above to enforce the provisions of this Agreement, and the Company agrees promptly to do so. The legend shall be removed upon termination of this Agreement.

6. Termination.

6.1 This Agreement shall terminate upon the earlier to occur of any of the following:

(a) following the effectuation of the Proposal, the Company’s becoming subject to the restrictions set forth in Section 203; provided, however, that the restrictions set forth in this Agreement shall not terminate as to any Investor who became an Investor following the date of this Agreement but prior to such time as the Company again becomes subject to the restrictions set forth in Section 203;

(b) as to the Investors listed on Exhibit A, such Investors (together with their Affiliates) collectively ceasing to hold beneficially at least 15% of the outstanding Common Stock; or

(c) the earlier to occur of (i) the Board of Directors of the Company determining that the Company shall not effect the Proposal and (ii) the Company’s failing to file with the Securities and Exchange Commission a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Exchange Act by May 1, 2010.

6.2 The provisions set forth in Section 7 below shall survive any termination of this Agreement.

7. Miscellaneous.

7.1 Individual Transactions. The exercise or non-exercise of the rights of the Company hereunder to participate in one or more Proposed Transfers shall not adversely affect its rights to participate in subsequent Proposed Transfers.

7.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to principles of conflict of laws.

7.3 Amendment and Waiver. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Investors holding a majority of the Shares held by such Investors. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section shall be binding on all parties hereto, even if such parties do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.4 Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

7.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) five (5) Business Days after having been sent by certified mail, return receipt requested, postage prepaid, or (iii) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section):

(a)	if to the Company:

Entorian Technologies Inc.
8900 Shoal Creek Blvd.
Austin, TX 78757
Attention: Corporate Secretary

With a copy to:

Morris, Nichols, Arsht & Tunnell LLP
1201 N. Market St.
Wilmington, DE 19801
Attention: Frederick H. Alexander

(b)	if to the Investors:

Joseph C. Aragona
c/o Austin Ventures
300 West Sixth Street, Suite 2300
Austin, Texas 78701

With a copy to:

DLA Piper LLP
401 Congress Avenue, Suite 2500
Austin, Texas 78701
Attention: John J. Gilluly III

7.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.7 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses incurred in connection with enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

7.8 Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to its heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its heirs, personal representatives or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought (i) hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, (ii) hereby waives any bond, surety, or other security that might be required of any other party with respect thereto, and (iii) shall not offer in any such action or proceeding the claim or defense that an adequate remedy at law exists.

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date above first written.

ENTORIAN TECHNOLOGIES INC.

By:	/s/ Stephanie Lucie
Name: Stephanie Lucie

THE INVESTORS:

AUSTIN VENTURES VII, L.P.
By: AV Partners VII, L.P.
Its General Partner

By:	/s/ Joseph C. Aragona
Name: Joseph C. Aragona

AUSTIN VENTURES VIII, L.P.
By: AV Partners VIII, L.P.
Its General Partner

By:	/s/ Joseph C. Aragona
Name: Joseph C. Aragona

AV PARTNERS VII, L.P.

By:	/s/ Joseph C. Aragona
Name: Joseph C. Aragona

AV PARTNERS VIII, L.P.

By:	/s/ Joseph C. Aragona
Name: Joseph C. Aragona